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



                                                                   Exhibit 11

                              NET INCOME PER SHARE


The following table presents the information needed to compute primary income per common share:


                                                                               For the Three Months Ended
                                                                 --------------------------------------------------------
                                                                      September 27, 1997          September 28, 1996
                                                                           (13 Weeks)                  (13 Weeks)
                                                                   ------------------------     -----------------
Net income                                                              $      409,078           $    508,229
                                                                          ============              ===========

Weighted average shares outstanding                                          3,263,262              3,236,785
Less:  Treasury shares                                                         (27,600)               (27,600)
Add:  Assumed exercise of options reduced by
     the number of shares purchased with proceeds                              155,639                 96,576
                                                                       -----------------           -------------
Adjusted weighted average of shares outstanding                              3,391,301              3,305,761
                                                                          =============             ===========

Net income per share                                                            $ 0.12                 $ 0.15
                                                                                ======                  ======

                                       14
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